Exhibit 10.3

Notice of Grant of Restricted Stock	Eclipsys Corporation
Director	ID: 65-0632092

[name of recipient]	Grant Number:
[address of recipient]	Plan: 2005	Stock Incentive Plan

Effective                                                    (the “Grant Date”), you have been granted the right to purchase, at a price of $0.01 per share,                                                    [No. of shares] shares (the “Shares”) of common stock of Eclipsys Corporation (the “Company”). You must pay the aggregate purchase price for the Shares to the Company by cash, check or other method acceptable to the Company within 30 days of the date of this Notice or the Company may cancel the grant.
This notice is a “Grant Notice” as described in the Restricted Stock Agreement between you and the Company (the "Agreement”). This grant is made under, and this grant and the Shares are subject to and governed by the terms and conditions of this notice, the Agreement, including the restrictions on transfer set forth therein, the Company’s 2005 Stock Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. By your acceptance and payment for the Shares, you agree to such terms and conditions and confirm that your receipt of and payment for the Shares is voluntary.
For purposes of this Notice, (i) “Vesting Date” means each June 1 and December 1; and (ii) a complete calendar month will begin on the first day of each calendar month and end on the last day of that calendar month. Subject to the Agreement, on the Vesting Date that is on or immediately following the first anniversary of the Grant Date (the “First Vesting Date”), there shall vest a number of the Shares equal to the sum of (A) 20% of the total number of Shares and (B) a number of Shares equal to the product of 1.667% of the total number of Shares and the number of complete calendar months, if any, elapsed during the period beginning on the first anniversary of the Grant Date and ending on the First Vesting Date. On each of the eight Vesting Dates next succeeding the First Vesting Date, there shall vest an additional number of Shares equal to 10% of the total number of Shares, except that the number of Shares vesting on the last of such eight succeeding Vesting Dates will be less than 10% of the total number of Shares if and to the extent that the number of Shares Vesting on the First Vesting Date exceeded 20% of the total number of Shares. Unless otherwise provided in the Agreement or in another written agreement between you and the Company, (i) no Shares will vest before the First Vesting Date, (ii) vesting of Shares will occur only on Vesting Dates, without any ratable vesting for periods of time between Vesting Dates, and (iii) all Shares will be vested by the fourth anniversary of the First Vesting Date as long as all conditions to vesting are satisfied.
Except as otherwise provided in the Plan, the Agreement, or a separate written agreement between you and the Company signed by an executive officer of the Company, termination of your service as a member of the Company’s Board of Directors for any reason will result in cessation of vesting, cancellation of this grant, and forfeiture to the Company of any Shares not vested at the time your service as a director terminates, unless you are then or are then becoming an employee of the Company (as defined in the Plan).
If you cease to be a director of the Company in connection with a Change in Control Event (as defined in the Plan) for any reason other than voluntary resignation from the Board, which Board will continue in place following the Change in Control Event, then upon such a cessation of your directorship all of the Shares will vest and become free of contractual restrictions on transfer.

The Prospectus for the Plan, the Plan document and the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.
No representations or promises are made regarding the duration of your employment or service, vesting of the Shares, the value of the Company’s stock or this grant, or the Company’s prospects. The Company provides no advice regarding tax consequences or your handling of the Shares; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION
By:
Name & Title